Exhibit 23.6

[LETTERHEAD OF PIETRANTONI MÉNDEZ & ALVAREZ LLP]

July 9, 2009

Popular, Inc.

209 Muñoz Rivera Avenue

Popular Center, 9th Floor

San Juan, Puerto Rico 00918

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 390,000,000 common shares, par value $0.01 per share (the “Common Shares”) of Popular, Inc., a Puerto Rico corporation (the “Company”), issuable upon exchange for certain series of trust preferred securities and preferred stock described in a Registration Statement on Form S-4, as amended from time to time, filed by the Company with the Securities and Exchange Commission (as amended, the “Registration Statement”), we hereby consent to the filing of the opinions dated October 31, 2003 and November 30, 2004 as exhibits 8.5 and 8.6 to the Registration Statement and to the reference to us under the headings “Material U.S. Federal Income Tax Consequences to U.S. Holders and Puerto Rico Corporations” and “Certain Puerto Rico Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We note that such opinions speak only as of their respective dates.

Very truly yours,

/s/ PIETRANTONI MÉNDEZ & ALVAREZ LLP